Exhibit 10.2

RESTRICTED STOCK GRANT AGREEMENT

June 22, 2015

Matthew Carter, Jr.

5194 Rancho Verde Trail

San Diego, CA 92130

Re:	Inteliquent, Inc. Grant of Restricted Stock

Dear Mr. Carter:

Inteliquent, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”), the Company’s Board of Directors has approved the issuance of shares of the Company’s Common Stock, par value $0.001 per share, to you as set forth below (the “Restricted Shares”), subject to the terms and conditions set forth herein. Upon payment to the Company by you of the aggregate par value thereof, which payment shall be made promptly after the date hereof, the Restricted Shares shall be fully paid and nonassessable. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Plan.

Original Grant Date:	June 22, 2015

Total Number of Restricted Shares:	16,874

Vesting Dates and Number of Restricted Shares that shall vest:	1⁄4 of the Restricted Shares vest on June 22, 2016 (the first anniversary of the Original Grant Date); the remaining three quarters of the Restricted Shares vest equally on an annual basis on the second, third and fourth anniversary of the Original Grant Date.

Notwithstanding the vesting dates set forth above, if (1) a Change in Control (as defined in your employment agreement with the Company) occurs and your employment is not terminated, 50% of any unvested Restricted Shares will vest upon the Change in Control or (2) your employment is terminated without Cause (as defined in your employment agreement with the Company) or by you for Good Reason (as defined in your employment agreement) and not in connection with a Change in Control, any unvested Restricted Shares that would have vested within six months of the date of termination will become fully vested. In the event your employment is terminated by the Company without Cause (as defined in your employment agreement) within twelve (12) months following or one (1) month prior to a Change of Control, 100% of any unvested Restricted Shares will vest upon termination.

1. Conformity with Plan. The grant of Restricted Shares is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan. Notwithstanding the foregoing, (a) you will not be considered to have engaged in “Competition” as defined in the Plan unless you have breached the provisions of Section 4.2 of your employment agreement, and (b) the determination of whether you have engaged in Competition, or the reason for the termination of your employment, shall be determined in accordance with the provisions of your employment agreement.

2. Rights of Participants. Nothing in the Agreement or in any grant thereunder shall confer any right on a participant to continue in the service or employ as a director or officer of or in the performance of services for the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time.

3. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

4. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement. Signatures exchanged electronically (such as a PDF) will be treated for all purposes as original signatures.

7. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you at the address appearing on the first page of this Agreement and to the Company at Inteliquent, Inc., 550 West Adams Street, Suite 900, Chicago, Illinois 60661, Attn: Chief Financial Officer, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

10. Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your Restricted Shares.

****

Please execute the extra copy of this Agreement in the space below and return it to the Chief Financial Officer at Inteliquent, Inc. to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

INTELIQUENT, INC.

By:	/s/ Kurt Abkemeier
Name:	Kurt Abkemeier
Title:	Executive Vice President and Chief Financial Officer

Enclosures:	Extra copy of this Agreement Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of June 22, 2015

/s/ Matthew Carter, Jr.